UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California		94128-8999
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of the Visa Inc. 2007 Equity Incentive Compensation Plan, as Amended and Restated

At the Annual Meeting of the Stockholders (the “Annual Meeting”) of Visa Inc. (the “Company”) held on January 31, 2012, the Company’s stockholders approved the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated (the “EIP”). The EIP was originally adopted in 2007 and amendments to the EIP were approved by the Company’s Compensation Committee in October 2011 and board of directors (the “Board”) in November 2011, subject to stockholder approval.

The EIP authorizes the Compensation Committee to grant stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards and performance-based awards to the Company’s employees, consultants and non-employee directors whose contributions are considered essential to the continued growth and success of the Company and its affiliates. Up to 59 million shares of the Company’s common stock may be delivered under the EIP, subject to adjustment by the Compensation Committee as outlined in the EIP. No awards may be granted under the EIP on or after 10 years from January 31, 2012. Time-based vesting awards under the EIP generally vest over a period of time determined in accordance with the terms of the EIP, subject to earlier vesting in full under certain conditions, which are set forth in the EIP. The number of shares or amount of cash to be earned under performance-based awards depends upon the Company’s achievement of specified performance goals. In the event of a “change of control” (as defined in the EIP) of the Company, the Compensation Committee may provide for the accelerated vesting of outstanding awards, may provide that awards will be assumed or replaced, may provide for the cash-out of awards and/or deem target payment opportunities under any performance-based awards as earned, among other things. The Compensation Committee has the exclusive authority to administer the terms of the EIP. In connection with the stockholder approval of the EIP, awards granted under the EIP may be structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended.

For more information about the EIP, please see our definitive proxy statement dated December 14, 2011. The description above is qualified in its entirety by reference to the full text of the EIP, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

As described in Item 5.02 above, the Company held the Annual Meeting on January 31, 2012. Only holders of the Company’s class A common stock at the close of business on December 5, 2011 (the “Record Date”) were entitled to vote at the Annual Meeting. As of the Record Date, there were 521,591,943 shares of class A common stock entitled to vote. A total of 414,670,103 shares of class A common stock (79.50%), constituting a quorum, were represented in person or by valid proxies at the Annual Meeting.

The stockholders voted on four proposals at the Annual Meeting. The proposals are described in detail in the Company’s definitive proxy statement dated December 14, 2011.

Proposal 1: The Company’s stockholders elected ten directors to the Board to serve for a one year term until the 2013 annual meeting of stockholders. The votes regarding this proposal were as follows:

	For	Against	Abstain	Broker Non-Votes
Gary P. Coughlan	370,265,740	430,752	1,730,623	42,242,988
Mary B. Cranston	300,148,310	69,593,397	2,685,408	42,242,988
Francisco Javier Fernández-Carbajal	365,638,555	5,053,855	1,734,705	42,242,988
Robert W. Matschullat	370,100,869	591,473	1,734,773	42,242,988
Cathy E. Minehan	359,010,795	11,506,964	1,909,356	42,242,988
Suzanne Nora Johnson	368,277,289	2,416,446	1,733,380	42,242,988
David J. Pang	369,400,818	1,302,452	1,723,845	42,242,988
Joseph W. Saunders	358,760,898	11,881,289	1,784,928	42,242,988
William S. Shanahan	369,346,101	1,341,766	1,739,248	42,242,988
John A. Swainson	364,499,590	6,185,821	1,741,704	42,242,988

Proposal 2: The Company’s stockholders approved the advisory vote on executive compensation. The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
366,053,341	4,104,085	2,269,689	42,242,988

Proposal 3: As described in Item 5.02 above, the Company’s stockholders approved the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated. The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
356,611,117	13,917,944	1,898,054	42,242,988

Proposal 4: The Company’s stockholders ratified the selection of KPMG LLP as the Company’s independent registered accounting firm for the fiscal year ending September 30, 2012. The votes regarding this proposal were as follows:

For	Against	Abstain
409,634,081	3,264,536	1,771,486

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1     Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: January 31, 2012
	By:	/s/ Byron H. Pollitt
Byron H. Pollitt Chief Financial Officer